Exhibit 8.1

April 13, 2007

Board of Directors

New England Bancshares, Inc.

855 Enfield Street

Enfield, Connecticut 06082

Ladies and Gentlemen:

We have acted as special counsel to New England Bancshares, Inc., a Maryland corporation (“New England Bancshares”), in connection with the proposed merger (the “Merger”) of First Valley Bancorp, Inc., a Connecticut corporation (“First Valley Bancorp”), with and into New England Bancshares Acquisition, Inc., a Connecticut corporation and wholly-owned subsidiary of New England Bancshares (“Acquisition Sub”), pursuant to the Agreement and Plan of Merger, dated as of November 21, 2006, by and among New England Bancshares, Acquisition Sub and First Valley Bancorp (the “Agreement”). The Agreement provides for the merger of First Valley Bancorp with and into Acquisition Sub, with Acquisition Sub as the surviving entity. At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

For purposes of the opinion set forth below, we have relied, with the consent of New England Bancshares, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of New England Bancshares and First Valley Bancorp dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Connecticut; and (iii) the Merger will be reported by First Valley Bancorp and New England

Board of Directors

New England Bancshares, Inc.

April 13, 2007

Bancshares on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	New England Bancshares and First Valley Bancorp will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm our opinion set forth under the caption “Description of the Merger—Tax Consequences of the Merger” in the Proxy Statement/Prospectus, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to First Valley Bancorp shareholders subject to special treatment under United States federal income tax law, such as: First Valley Bancorp shareholders, if any, who hold First Valley Bancorp common stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold First Valley Bancorp common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of First Valley Bancorp common stock who acquired their shares of First Valley Bancorp common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

Board of Directors

New England Bancshares, Inc.

April 13, 2007

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP

MULDOON MURPHY & AGUGGIA LLP